                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities

                            Exchange Act of 1934

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    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to ss. 240.14a-11(c) or Section
         240.14a-12

                             THE EASTERN COMPANY
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                (Name of Registrant as Specified in Its Charter)

                           MMI INVESTMENTS, L.L.C.
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                   (Name of Person(s) Filing Proxy Statement)

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                                 [LOGO]

                                                                  March 19, 1997

Dear Fellow Eastern Shareholder:

    The annual meeting is one week away and the Board of Eastern, led by Stedman Sweet, continues to rely on mischaracterizations and already broken promises to try to avoid being held accountable. Ask yourself why they do not offer any substance to dispute our points? Please consider the facts when evaluating our platform:

                           INDEPENDENT RECOMMENDATION

    The ISS (Institutional Shareholder Services), an INDEPENDENT research group, has issued its analysis of the matters before Eastern's stockholders at the 1997 annual meeting. Their review included discussions held with both MMI and Eastern. You should be interested to know that ISS has recommended a vote for MMI's directors and against Stedman Sweet and the incumbent directors up for election. IF YOU ARE TORN--LISTEN TO AN INDEPENDENT VOICE:

    - Regarding the so called strategic plan--"ISS BELIEVES THAT ADEQUATE TIME HAS PASSED FOR EASTERN'S STRATEGIC PLAN TO YIELD DEMONSTRATED IMPROVEMENT IN SHAREHOLDER VALUE--AND IT HAS FAILED TO DO SO."

    - Regarding MMI's qualifications as directors--"WE THEREFORE CONCLUDE THAT A BOARD SHAKEUP IS NEEDED. ALTHOUGH THE DISSIDENTS WILL ONLY HAVE THREE OUT OF NINE BOARD SEATS, WE BELIEVE THEY HAVE RELEVANT EXPERTISE TO CONTRIBUTE TO THE COMPANY IN M&A, MANUFACTURING, AND BUSINESS AND WILL SERVE TO PUT PRESSURE ON THE BOARD TO ACT ON SHAREHOLDERS' BEHALF."

    - Regarding the dividends--EASTERN SHAREHOLDERS "COULD BE EARNING A HIGHER RETURN ON VIRTUALLY ANY OTHER INVESTMENT, INCLUDING LOW-RISK TREASURY SECURITIES."

    - Regarding our platform for change--THE MMI NOMINEES "HAVE PUT FORTH A SOUND ACTION PLAN TO IMPROVE EASTERN'S PERFORMANCE, ADDRESSING EXPENDITURES, CUSTOMER SERVICE, NEW PRODUCT LINES, ACQUISITIONS, AND MANAGEMENT INCENTIVES."

    ISS works for professional investors in need of an INDEPENDENT view of how to vote in proxy contests. Consider the advice given to professional investors.

                           THE BOARD'S TRUE INTEREST

    The current leadership of Eastern wants you to believe that their economic interest is aligned with yours. Examine the facts:

    - THE BOARD'S COMMITMENT TO EASTERN'S STOCK IS SIMPLY NOT REAL. LOOK AT THEIR OWN PROXY STATEMENTS! AS OF FEBRUARY 24, 1996 THE BOARD CLAIMED BENEFICIAL OWNERSHIP OF 323,326 SHARES. AS OF FEBRUARY 28, 1997, THEIR OWNERSHIP HAS DROPPED BY OVER 5,000 SHARES TO 318,306. STEDMAN SWEET DID NOT INCREASE HIS OWNERSHIP BY EVEN 1 SHARE! WE BOUGHT 178,400 SHARES IN 1996 AT MARKET PRICE WITH HARD EARNED CASH!

    - In fact, Russell McMillen has such low faith in the Company that he let a over 10,000 of his sweetheart Company options lapse last summer. Indeed, the Board
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      is so panic stricken they have yet to choose a new Chairman. THEIR
      COMMITMENT TO THE STOCK IS PHONY AND IS BASED ON ULTERIOR MOTIVES.

    - They are asking shareholders to rubber stamp their new "DIRECTORS FEE PROGRAM." In fact, they have already implemented the plan and are prepared to vote the shares you have yet to approve for them. THIS STINKS!

                             STEDMAN SWEET'S LEGACY

    In 1988 Stedman Sweet became Chief Executive Officer--THAT'S 9 YEARS AGO! Let's look at his track record to date:

                               1988                   1996                  CHANGE
                       ---------------------  ---------------------  ---------------------
SALES................  $74 million            $58 million            Down $16 million
NET INCOME...........  $2.6 million           $0.9 million           Down $1.7 million
EMPLOYEES............  714                    494                    Down 220 people
RETURN ON EQUITY.....  12%                    3%                     Down 9%
   SWEET'S
COMPENSATION.........  $189,901               $273,176               UP $83,375 (44%)

    STEDMAN SWEET'S SO CALLED "STRATEGIC PLAN" HAS FAILED THE COMPANY, ITS SHAREHOLDERS AND ITS EMPLOYEES. We favor change, including a search from within the Company for a new CEO!

    Before it is too late--it is up to the shareholders to stand-up for the great legacy of The Eastern Company. You can still vote for the future of The Eastern Company. Even if you already voted, vote against multi-millionaire Stedman Sweet--RETURN THE ENCLOSED BLUE CARD TODAY!

                                           Sincerely,

           []                               []                                           []
John S. Dyson                       Clay B. Lifflander                    George M. Scherer

                                   IMPORTANT

    Be sure to vote on the BLUE proxy card. Vote "FOR" the MMI nominees and "FOR" the stockholder proposal. We urge you not to sign any proxy card which is sent to you by Eastern, even as a protest vote against the Board of Directors. Remember, each properly executed proxy you submit revokes all prior proxies.

    If you have questions or need assistance in voting your shares, please contact:

                             D.F. KING & CO., INC.

                           1-800-859-8511 (TOLL-FREE)